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                                                                     EXHIBIT 2.5

                 CONFIDENTIALITY AND NONCOMPETITION AGREEMENT


     THIS CONFIDENTIALITY AND NONCOMPETITION AGREEMENT (this "Agreement") is entered into as of the 30/th/ day of November, 1997, by and between U.S. Remodelers, Inc., a Delaware corporation ("Purchaser"), and Reunion Home Services, Inc., a Texas corporation ("Reunion"). This Agreement is being executed and delivered by the parties pursuant to Section 9 of the Purchase Agreement (as defined below).

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, Reunion is engaged in the business of marketing, promotion, sale, financing and providing of home remodeling services, and Kitchen Masters, Inc., a Texas corporation ("KMI"), is engaged in the manufacture of parts and material used by Reunion in providing such home remodeling services (such home remodeling services and manufacture of such materials hereinafter referred to collectively as the "Business"); and

     WHEREAS, on the date hereof, Purchaser, Reunion and KMI are entering into an Asset Purchase Agreement (the "Purchase Agreement") whereby, among other things, Purchaser is purchasing substantially all assets of Reunion and specific assets of KMI, (as more particulary described therein); and

     WHEREAS, Reunion's covenants not-to-compete contained herein are an important aspect of the above-referenced asset purchase transaction, and Purchaser, Reunion and KMI would not enter into the Purchase Agreement absent Reunion's covenants not-to-compete contained herein; and

     WHEREAS, Reunion has financial resources, experience in the Business and the ability to operate a business or businesses that could compete with Purchaser in the Business in which Purchaser and/or its affiliates will be engaged upon the closing of the transactions contemplated by the Purchase Agreement (the "Closing"); and

     WHEREAS, Purchaser would suffer damages, including the loss of profits, if Reunion, or any of its affiliates, engaged, directly or indirectly, in competition with Purchaser or any of its affiliates in the Business; and

     WHEREAS, Purchaser and Reunion have reached this agreement in good faith through arms-length negotiations;

     NOW, THEREFORE, for and in consideration of the covenants not-to-compete contained herein and the consideration to be paid therefor and other good and valuable consideration, and of the other promises, covenants and conditions contained herein, the receipt and adequacy of which consideration are hereby acknowledged, the parties hereto agree as follows:
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     1.   COVENANTS NOT-TO-COMPETE.
          ------------------------

          (a) During the term of this Agreement, neither Reunion nor any of its affiliates shall, directly or indirectly, for itself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity), engage or participate in any business in competition with the Business purchased by Purchaser pursuant to the Purchase Agreement to the extent and within 200 miles of any sales office or manufacturing facility through which Reunion conducted the Business prior to the date hereof, or through which Purchaser conducts the Business as of the date of or during the term of this Agreement; provided, however, the provisions of this Agreement shall not prevent Reunion fulfilling its obligations under that certain Transition Services Agreement, dated of even date herewith, by and between Reunion and Purchaser..

          (b) During the term of this Agreement, neither Reunion nor any of its affiliates, shall for itself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity) disclose to any person or entity any of the client lists, client mailing lists, trade secrets, pricing, advertising or marketing plans, methods, systems, procedures, data bases or other software programs or applications or processes of, or utilized by, Purchaser or any of its affiliates with respect to or related to the Business.

          (c) During the term of this Agreement, neither Reunion nor any of its affiliates, shall assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Agreement.

          (d) Reunion shall, from the date of this Agreement forward, refrain form making any disparaging, negative, or other similar remarks concerning Purchaser or any of its affiliates, to any third party.

     2.   TERM.  The term of this Agreement shall commence on the date hereof
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and shall continue for five (5) years.

     3.   REMEDIES.  In the event of Reunion's breach, or threatened breach, of
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any term or provision contained in this Agreement, Reunion agrees that Purchaser and/or its affiliates shall be entitled to the right of specific performance and/or both temporary and permanent injunctive relief in addition to but not in lieu of any other remedies available at law or in equity.

     4.   ENFORCEABILITY.  If for any reason any provision contained in this
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Agreement should be held invalid in whole or in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. It is the intent of each of the parties that the covenants not-to-compete contained

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in Section 1 herein be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written or is otherwise unenforceable, it is the intent of each of the parties that the court should reform such covenant to such narrower scope or otherwise as it may determine is necessary to make such covenant enforceable.

     5.   INTENT OF PARTIES.  Each of the parties hereto recognizes and agrees
          -----------------
that this Agreement is necessary and essential to the protection of the assets of Reunion and KMI, which Purchaser is purchasing, and the Business which Purchaser and its affiliates will conduct during the term of this Agreement, and to enable Purchaser to realize and derive all of the benefits, rights and expectations of the Purchase Agreement; that the area and duration of the covenants herein are in all aspects, under the circumstances of the Purchase Agreement, reasonable; and that good and valuable consideration exists for the Reunion agreeing to be bound by such covenants.

     6.   PARTIES IN INTEREST.  This Agreement and all terms, covenants and
          -------------------
conditions contained herein shall inure to the benefit of and shall be binding upon the undersigned parties and their respective heirs, executors, administrators, trustees, successors and permitted assigns. The parties' rights or obligations hereunder are not transferable or assignable to any other party, except that Purchaser may assign its rights or obligations hereunder to any of its affiliates that operates the Business as operated by Purchaser on the date hereof. Any purported assignment of this Agreement in violation of this provision shall be null and void and without any effect.

     7.   NOTICES.  All notices, requests, demands and other communications to
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be given hereunder shall be delivered as set forth in the Purchase Agreement and shall be deemed to have been given and received in the same manner as set forth in the Purchase Agreement.

     8.   AFFILIATE.  As used herein, an "affiliate" of any party means any
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person or entity controlling, controlled by or under common control with such party.

     9.   GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE
          -------------
PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

     10.  HEADINGS.  The headings in this Agreement are for convenience of
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reference only and shall not limit or otherwise affect the meaning of this
Agreement.

     11.  COUNTERPARTS.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                        U.S. REMODELERS, INC.


                                        By: /s/ Murray Gross
                                           ----------------------------
                                           Murray Gross, President



                                        REUNION HOME SERVICES, INC.


                                        By: /s/ Ronald I. Wagner
                                           ----------------------------
                                           Ronald I. Wagner, President

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